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                                                                Exhibit 11

POTASH CORPORATION OF SASKATCHEWAN INC.
COMPUTATION OF PER SHARE EARNINGS
FOR THE PERIODS ENDED SEPTEMBER 30
(Figures and amounts expressed in thousands, except per share and per option amounts)

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
                                                       YTD-1996        YTD-1995        Q3-1996         Q3-1995
                                                       --------        --------        -------         -------
A    Net Income as reported, Canadian GAAP              162,848         122,296         46,772          23,077
B    Items adjusting net income                          (5,753)              0         (1,435)              0
C    Net income, US GAAP (A+B)                          157,095         122,296         45,337          23,077

D    Weighted average number of shares outstanding       45,525          43,202         45,549          43,567

E    Options outstanding to purchase equivalent shares    1,271             926          1,271             926

F    Average exercise price per option                    43.55           34.74          43.55           34.74

G    Average market price per share                       68.57           59.68          69.87            48.8

H    Period end market price per share                    66.25           62.25          73.13           62.25

I    Rate of Return available on option proceeds           0.05            0.05           0.05            0.05


CANADIAN GAAP

     Basic earnings per share (A/D)                        3.58            2.83           1.03            0.53

     Fully diluted earnings per share
J    Imputed earnings on option proceeds (E*F*I)          2,767           1,609          2,767           1,609

     Fully diluted earnings per share ((A+J)/(D+E))        3.54            2.81           1.06            0.55


UNITED STATES GAAP

     Primary earnings per share
K    Net additional shares issuable (E-(E*F/G))             464             387            479             267

     Primary earnings per share (C/(D+K))                  3.42            2.81           0.98            0.53

     Fully diluted earnings per share
L    Net additional shares issuable (E-(E*F/H))             435             409            514             409

     Fully diluted earnings per share (C/(D+L))            3.42            2.80           0.98            0.52

     D+K Weighted average shares for US GAAP             45,989          43,589         46,028          43,834
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